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                                                                    EXHIBIT 99.5


                        FORM OF OPTION ASSUMPTION LETTER

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                               CISCO SYSTEMS, INC.

                        STOCK OPTION ASSUMPTION AGREEMENT
                          AMERICAN INTERNET CORPORATION
                          THIRD AMENDED 1996 STOCK PLAN


OPTIONEE:   <<1>>

               STOCK OPTION ASSUMPTION AGREEMENT issued as of the 30th day of September, 1998 by Cisco Systems, Inc., a California corporation ("Cisco").

               WHEREAS, the undersigned individual ("Optionee") holds one or more outstanding options to purchase shares of the common stock of American Internet Corporation, a Delaware corporation ("AIC"), which were granted to Optionee under the American Internet Corporation Third Amended 1996 Stock Plan (the "Plan") and are each evidenced by the following agreements between AIC and
Optionee: (i) a Stock Option Agreement (the "Option Agreement") and (ii) that certain letter agreement dated September 10, 1998 (the "Letter Agreement") amending the Option Agreement. The Option Agreement shall be referred to in this document as the "Amended Option Agreement."

               WHEREAS, AIC has this day been acquired by Cisco through the merger of AIC with and into Cisco (the "Merger") pursuant to the Agreement of Merger dated September 30, 1998, by and between Cisco and AIC (the "Merger Agreement").

               WHEREAS, the provisions of the Merger Agreement require Cisco to assume all obligations of AIC under all outstanding options under the Plan at the consummation of the Merger and to issue to the holder of each outstanding option an agreement evidencing the assumption of such option.

               WHEREAS, pursuant to the provisions of the Merger Agreement, the exchange ratio (the "Exchange Ratio") in effect for the Merger is .06257019 of a share of Cisco common stock ("Cisco Stock") for each outstanding share of AIC common stock ("AIC Stock").

               WHEREAS, this Agreement is to become effective immediately upon the consummation of the Merger (the "Effective Time") in order to reflect certain adjustments to Optionee's outstanding options under the Plan which have become necessary by reason of the assumption of those options by Cisco in connection with the Merger.

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               NOW, THEREFORE, it is hereby agreed as follows:

               1. The number of shares of AIC Stock subject to the options held by Optionee immediately prior to the Effective Time (the "AIC Options") and the exercise price payable per share are set forth in Exhibit A hereto. Cisco hereby assumes, as of the Effective Time, all the duties and obligations of AIC under each of the AIC Options. In connection with such assumption, the number of shares of Cisco Stock purchasable under each AIC Option hereby assumed and the exercise price payable thereunder have been adjusted to reflect the Exchange Ratio. Accordingly, the number of shares of Cisco Stock subject to each AIC Option hereby assumed shall be as specified for that option in attached Exhibit A, and the adjusted exercise price payable per share of Cisco Stock under the assumed AIC Option shall also be as indicated for that option in attached Exhibit A.

               2. The intent of the foregoing adjustments to each assumed AIC Option is to assure that the spread between the aggregate fair market value of the shares of Cisco Stock purchasable under each such option and the aggregate exercise price as adjusted pursuant to this Agreement will, immediately after the consummation of the Merger, be not less than the spread which existed, immediately prior to the Merger, between the then aggregate fair market value of the AIC Stock subject to the AIC Option and the aggregate exercise price in effect at such time under the Amended Option Agreement. Such adjustments are also intended to preserve, immediately after the Merger, on a per share basis, the same ratio of exercise price per option share to fair market value per share which existed under the AIC Option immediately prior to the Merger.

               3. The following provisions shall govern each AIC Option hereby assumed by Cisco:

                    (a) Unless the context otherwise requires, all references in each Amended Option Agreement and in the Plan (as incorporated into such Amended Option Agreement) (i) to the "Company" shall mean Cisco, (ii) to "Common Stock" shall mean shares of Cisco Stock, (iii) to the "Board" shall mean the Board of Directors of Cisco and (iv) to the "Committee" shall mean the Compensation Committee of the Cisco Board of Directors.

                    (b) The grant date and the expiration date of each assumed
               AIC Option and all other provisions which govern either the exercise or the termination of the assumed AIC Option shall remain the same as set forth in the Amended Option Agreement applicable to that option, and the provisions of the Amended Option Agreement shall accordingly govern and control Optionee's rights under this Agreement to purchase Cisco Stock.

                    (c) Pursuant to the terms of the Amended Option Agreement, only twenty-five percent (25%) of the otherwise unvested AIC Options shall vest and become exercisable on an accelerated basis upon the consummation of the


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               Merger. Each AIC Option, as so accelerated and as adjusted in accordance with the provisions of paragraph 1 above, shall be assumed by Cisco as of the Effective Time. Each such assumed AIC Option shall thereafter continue to vest and become exercisable for any remaining unvested shares of Cisco Stock subject to that option in accordance with the same installment exercise schedule in effect under the applicable Amended Option Agreement immediately prior to the Effective Time; provided, however, that the number of shares subject to each such installment shall be adjusted to reflect the Exchange Ratio.

                    (d) Pursuant to the terms of the Amended Option Agreement, upon termination of Optionee's employment without cause (as defined in the Amended Option Agreement) within twelve (12) months of the Merger, Optionee shall be entitled to receive a cash payment for any remaining unvested portion of those shares subject to each assumed AIC Option which did not vest on an accelerated basis at the time of the Merger by reason of the Letter Agreement. The cash payment shall be equal to the excess of (i) the closing selling price per share of Cisco common stock on the closing date of the Merger over (ii) the exercise price payable per share.

                    (e) For purposes of applying any and all provisions of the
               Amended Option Agreement and the Plan relating to Optionee's status as an employee or a consultant of AIC, Optionee shall be deemed to continue in such status as an employee or a consultant for so long as Optionee renders services as an employee or a consultant to Cisco or any present or future Cisco subsidiary. Accordingly, the provisions of the Amended Option Agreement governing the termination of the assumed AIC Options upon Optionee's cessation of service as an employee or a consultant of AIC shall hereafter be applied on the basis of Optionee's cessation of employee or consultant status with Cisco and its subsidiaries, and each assumed AIC Option shall accordingly terminate, within the designated time period in effect under the Amended Option Agreement for that option, following such cessation of service as an employee or a consultant of Cisco and its subsidiaries.

                    (f) The adjusted exercise price payable for the Cisco Stock subject to each assumed AIC Option shall be payable in any of the forms authorized under the Amended Option Agreement applicable to that option. For purposes of determining the holding period of any shares of Cisco Stock delivered in payment of such adjusted exercise price, the period for which such shares were held as AIC Stock prior to the Merger shall be taken into account.

                    (g) In order to exercise each assumed AIC Option, Optionee must deliver to Cisco a written notice of exercise in which the number of shares of Cisco Stock to be purchased thereunder must be indicated. The exercise notice must be accompanied by payment of the adjusted exercise price payable for the purchased


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               shares of Cisco Stock and should be delivered to Cisco at the following address:

                          Cisco Systems, Inc.
                          255 West Tasman Drive, Building J
                          San Jose, CA 95134
                          Attention:  Option Plan Administrator



               4. Except to the extent specifically modified by this Option Assumption Agreement, all of the terms and conditions of each Amended Option Agreement as in effect immediately prior to the Merger shall continue in full force and effect and shall not in any way be amended, revised or otherwise affected by this Stock Option Assumption Agreement.


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               IN WITNESS WHEREOF, Cisco Systems, Inc. has caused this Stock
Option Assumption Agreement to be executed on its behalf by its duly-authorized officer as of the ___day of , ________________1998.



                               CISCO SYSTEMS, INC.

                               By:
                                  -------------------------------------



                                 ACKNOWLEDGMENT


               The undersigned acknowledges receipt of the foregoing Stock Option Assumption Agreement and understands that all rights and liabilities with respect to each of his or her AIC Options hereby assumed by Cisco are as set forth in the Amended Option Agreement, the Plan and such Stock Option Assumption Agreement.



                                  -------------------------------------
                                  1, OPTIONEE



DATED: __________________, 1998


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                                    EXHIBIT A

                Optionee's Outstanding Options to Purchase Shares
                        of American Internet Corporation
                            Common Stock (Pre-Merger)
                                       and
                Optionee's Outstanding Options to Purchase Shares
                             of Cisco Systems, Inc.
                           Common Stock (Post-Merger)